Sub-Item 77C Exhibit 2

GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC.

-GENERAL GOVERNMENT SECURITIES MONEY MARKET FUND (the “Fund”)

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of the General Government Securities Money Market Funds, Inc.-General Government Securities Money Market Fund was held on January 4, 2010. Out of a total of 1,909,181,316.680 shares (“Shares”) entitled to vote at the meeting, a total of 643,660,179.520 were represented at the Meeting, in person or by proxy.  The proposals did not receive the required vote of the holders for approval.  The breakdown of the vote is as follows:

		Shares

	For	Against	Abstain

1. To approve amending the	557,226,071.700	63,362,076.100	23,072,031.720
Fund’s policy regarding borrowing
		Shares

	For	Against	Abstain

2. To approve amending the	555,161,040.280	65,662,571.670	22,836,567.570
Fund’s policy regarding lending
		Shares

	For	Against	Abstain

3. To permit investment in	546,235,129.280	74,550,487.070	22,874,563.170
other investment companies